Attachment to N-SAR Sub-Item 77I (KYN)

On or about August 22, 2013, the Registrant completed the issuance and sale of (i) $175 million aggregate principal amount Series HH Floating Rate Senior Notes due August 19, 2016 (the “Series HH Notes”) in a private placement. The Series HH Notes bear interest at a floating rate per annum equal to 3-month LIBOR plus 1.25%. The Registrant agreed to file an exchange offer registration statement or, under certain circumstances, a shelf registration statement, pursuant to a registration rights agreement entered into on August 22, 2013. On December 12, 2013, the Exchange Offer Registration Statement initially filed with the SEC on November 6, 2013, was declared effective and the Company commenced the exchange offer relating to the Series HH Notes (the “Exchange Offer”).  The Exchange Offer expired at 12:00 midnight on January 10, 2014.  Of the $175,000,000 in aggregate principal amount of unregistered Series HH Notes outstanding at the commencement of the Exchange Offer, $174,700,000 in aggregate principal amount was tendered and accepted for exchange for registered Series HH Notes before expiration of the Exchange Offer. The closing of the Exchange Offer occurred on January 16, 2014.